UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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MAC-GRAY CORPORATION
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FOR IMMEDIATE RELEASE

Mac-Gray Corporation Responds to Dissident Group Letter

WALTHAM, MA, April 20, 2009 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services to multi-unit housing locations, today announced that it sent the following response to Fairview Capital’s recent letter to the Board:

April 20, 2009

Mr. Scott W. Clark

Managing Partner

Darlington Partners, L.P.

300 Drakes Landing Road, Suite 250

Greenbrae, CA 94104

Dear Mr. Clark:

On behalf of the Mac-Gray Board of Directors, I am responding to your letter of Thursday, April 16th, offering to end the proxy contest.

The “consensus among major shareholders that changes are long overdue” would seem to be contradicted by the fact that the Board has been freely elected by those shareholders. What we have heard from our investors is their frustration concerning the disruption and cost your proxy fight has entailed for Mac-Gray in these challenging economic times.

We have also heard from them that your ideas for the company, including your recently deemphasized “high dividend payout model,” are reckless and value destroying. You have told selected listeners that you no longer believe in such a strategic direction, yet Fairview’s letters with the SEC have not been formally withdrawn.

Your “settlement offer” is basically a restatement of your demand in our meeting two weeks ago that you must be given two board seats and that no other approach matters.  We gave you several opportunities to put forth other ideas the Board might be willing to consider but you refused. Furthermore, the full terms of your “compromise” are essentially no different than the most favorable voting outcome for you at the upcoming annual meeting.

Therefore, we see no reason to accept your proposal.  As opposed to the “offer”, we believe the best corporate governance practice is to allow shareholders on May 8 to decide whether to re-elect the CEO Stewart MacDonald and Mr. Christopher Jenny, or replace those two incumbent directors and seat you and Mr. Ginsberg.

Sincerely,

/s/ Thomas E. Bullock

Thomas E. Bullock
Chair, Governance & Nominating Committee

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of debit-card- and coin-operated laundry facilities in multi-unit housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes. Mac-Gray manages approximately 80,000 laundry rooms located in 43 states and the District of Columbia.

Mac-Gray also sells, services and leases commercial laundry equipment to commercial laundromats and institutions through its product sales division. This division also includes Mac-Gray’s MicroFridge® business, where Mac-Gray sells its proprietary MicroFridge® line of products, which are combination refrigerators/freezers/microwave ovens utilizing innovative Safe Plug circuitry. MicroFridge® and Maytag products bear the ENERGY STAR® designation. To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

LaundryView®, MicroFridge® and Intelligent Laundry® Systems are registered trademarks of Mac-Gray Corporation.  All other product names, service marks and trademarks mentioned herein are trademarks of their respective owners.

Important Information

In connection with the solicitation of proxies, on April 3, 2009, Mac-Gray Corporation filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2009 Annual Meeting. MAC-GRAY’S STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY MAC-GRAY WITH THE SEC BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov. The Company’s definitive proxy materials are also available for free from Mac-Gray Corporation at http://www.macgray.com/proxy, by writing to Mac-Gray Corporation, 404 Wyman Street, Suite 400, Waltham, MA 02451, Attention: Secretary, Linda A. Serafini, or by contacting MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885 or by e-mail at proxy@mackenziepartners.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

Mac-Gray Corporation and its directors, nominees and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Mac-Gray in connection with the Company’s 2009 Annual Meeting of Stockholders.  Information concerning the interests of participants in the solicitation of proxies is included in the definitive proxy statement filed by Mac-Gray with the SEC on April 3, 2009 in connection with its 2009 Annual Meeting of Stockholders.

Contacts:

Michael J. Shea	Jim Buckley
Chief Financial Officer	Executive Vice President
Mac-Gray Corporation	Sharon Merrill Associates, Inc.
781-487-7610	617-542-5300
Email: mshea@macgray.com	Email: jbuckley@investorrelations.com

Mark Harnett
MacKenzie Partners, Inc.
(800) 322-2885
Email: proxy@mackenziepartners.com